EXHIBIT J

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) dated October 12, 2010, by and between QUICKSILVER RESOURCES INC., a Delaware corporation (“Seller”), and MTP ENERGY INFRASTRUCTURE FINANCE MASTER FUND, LTD. (“Buyer”).  Seller and Buyer shall hereinafter be referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, Seller owns certain Securities; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, such Securities (as defined below) upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

ARTICLE 1
Certain Definitions

Section 1.01.  Certain Defined Terms.  Unless the context otherwise requires, the respective terms defined in Article 7 attached hereto and incorporated herein shall, when used herein, have the respective meanings therein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

Section 1.02.  References, Gender, Number.  All references in this Agreement to an “Article,” “Section,” or “subsection” shall be to an Article, Section, or subsection of this Agreement, unless the context requires otherwise.  Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof.  Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

ARTICLE 2
Sale and Purchase

Section 2.01.  Sale and Purchase.  Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, 650,000 Common Units of BreitBurn (the “Securities”).

ARTICLE 3
Consideration and Payment

Section 3.01.  Consideration.  The consideration for the sale of the Securities to Buyer is $11,518,000 (the “Purchase Price”).

Section 3.02.  Payment.  At the Closing, (a) Buyer shall wire transfer an amount equal to the Purchase Price in immediately available funds for the benefit of Seller to JPMorgan Chase Bank, NA, ABA No. 021 000 021, Account No. 08806377907, and (b) Seller shall deliver to Buyer an instrument assigning the Securities as more fully described in Section 5.02.

ARTICLE 4
Representations and Warranties

Section 4.01.  Representations and Warranties of Seller.  Seller represents and warrants to Buyer as follows:

(a) Organization and Qualification.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted.

(b) Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments contemplated hereby and to perform its obligations under this Agreement and under such other documents and instruments.  The execution, delivery and performance of this Agreement, such other documents and instruments and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller.  Seller is not required to obtain any authorization, approval or consent from, or make any filing with, any Person in connection with the offer or sale of the Securities by Seller to the Buyer pursuant to this Agreement or the consummation of transactions contemplated by this Agreement except for any authorization, approval or consent required under the Seller’s credit facilities with JPMorgan Chase Bank, NA.

(c) Enforceability.  This Agreement and the other documents and instruments contemplated hereby each constitute a valid and binding agreement of Seller enforceable against Seller in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(d) Brokerage Fees and Commissions.  Neither Seller nor any Affiliate of Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall incur any liability.

(e) Title to the Securities.  Seller has good and valid title to the Securities, free and clear of all liens, claims, charges, encumbrances and other restrictions of any nature (“Encumbrances”) (other than (i) those arising under the Seller’s credit facilities with JPMorgan Chase Bank, NA and (ii) Permitted Encumbrances).  Upon transfer of the Securities at the Closing, Buyer shall acquire all of Seller’s right, title and interest in the Securities, free and clear of all Encumbrances (other than Permitted Encumbrances).  The Securities are being offered and sold to Buyer pursuant to an exemption from registration under the Securities Act (as defined below) and all applicable state securities Laws.

Section 4.02.  Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:

(a) Organization and Qualification.  Buyer is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite power to carry on its business as it is now being conducted.

(b) Authority.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Buyer.

(c) Enforceability.  This Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(d) Brokerage Fees and Commissions.  Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Seller or any Affiliate of Seller shall incur any liability.

(e) Acquisition.  Buyer is not an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  Buyer is acquiring the Securities for its own account, solely for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof in violation of the Securities Act or applicable state securities Laws; provided, however, by making the representations herein, Buyer does not agree, or make any representation or warranty, to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.  Buyer shall not resell, distribute or otherwise transfer the Securities unless such resale, distribution or transfer is in compliance with applicable federal and state securities Laws or an applicable exemption therefrom.  Buyer understands and acknowledges that the transfer of the Securities by Seller under this Agreement has not been registered under the Securities Act or applicable state securities Laws.

(f) Sophistication and Risk.  Buyer has knowledge, skill and experience in financial, business and investment matters relating to an investment of this type and is capable of evaluating the merits and risks of such investment and protecting Buyer’s interest in connection with the acquisition of the Securities.  To the extent deemed necessary by Buyer, Buyer has retained, at its own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of purchasing and owning the Securities.  Buyer has the ability to bear the economic risks of Buyer’s investment in BreitBurn.

(g) Access to Information.  Buyer has access to and has reviewed certain of BreitBurn’s filings made pursuant to the Securities Exchange Act of 1934, as amended.  These filings are available to the public on the Securities and Exchange Commission’s website and are required to include collectively all material information regarding the business and financial condition of the BreitBurn, its expected plans for future business activities, the attributes of the Securities and the merits and risks of an investment in the Securities.   Buyer hereby acknowledges that, based upon the foregoing, it does not desire any further information to evaluate the merits and risks of an investment in the Securities.

(h) Accredited Investor.  Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE 5
Closing

Section 5.01.  Closing.  The Closing shall be held on the Closing Date at 10:00 a.m., Fort Worth, Texas time, at the offices of Seller, or at such other time or place as Seller and Buyer may otherwise agree in writing.

(a) Buyer’s Closing Obligations. As conditions precedent to Seller’s obligation to consummate the Closing, Buyer shall, at the Closing, deliver, or cause to be delivered, the Purchase Price in immediately available funds to the bank account provided in Section 3.02.

Section 5.02.  Seller’s Closing Obligations.  As conditions precedent to Buyer’s obligation to consummate the Closing, Seller shall, at the Closing execute and deliver, or cause to be executed and delivered, to Buyer the following:

(a) An instrument assigning the Securities to Buyer;

(b) An assignment of Seller’s rights and obligations under the BreitBurn Registration Rights Agreement with respect to the Securities (the “Assignment of Registration Rights Agreement”); and

(c) A copy of the notice delivered by Seller to BreitBurn notifying BreitBurn of the proposed assignment of Seller’s rights under the BreitBurn Registration Rights Agreement to Buyer with respect to the Securities (which notice shall comply with the requirements of Section 2.10 of the BreitBurn Registration Rights Agreement).

ARTICLE 6
Effect of Closing

Section 6.01.  Survival.  The representations and warranties of the Parties contained in Article 4 of this Agreement shall survive the Closing indefinitely.  All of the agreements made by each Party in this Agreement shall survive the consummation of the transactions contemplated herein and shall continue in full force and effect after the Closing indefinitely.

ARTICLE 7
Definitions

As used in this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” shall mean, as to the Person specified, any Person controlling, controlled by or under common control with such specified Person.  The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

“BreitBurn” shall mean BreitBurn Energy Partners L.P., a Delaware limited partnership.

“BreitBurn Partnership Agreement” shall mean the First Amended and Restated Limited Partnership Agreement of BreitBurn Energy Partners L.P., dated as of October 10, 2006, as amended.

“BreitBurn Registration Rights Agreement” shall mean the Registration Rights Agreement between Buyer and BreitBurn, dated as of November 1, 2007, as amended.

“Closing” shall be the consummation of the transactions contemplated by Article 5.

“Closing Date” shall mean (i) the first business day on which the conditions to the Closing set forth in Article 5 are satisfied or waived or (ii) such other date as may be mutually agreed to by Seller and Buyer.

“Common Units” shall mean the common unit representing limited partnership interests issued by BreitBurn that are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, and are listed for trading on the NASDAQ Global Select Market.

“Governmental Authority” shall mean (i) the United States of America, (ii) any state, county, municipality or other governmental subdivision within the United States of America and (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America.

“Law” shall mean any applicable statute, law, ordinance, regulation, rule, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any Governmental Authority.

“Permitted Encumbrances” shall mean (i) covenants applicable to Buyer or the Securities pursuant to the assignment of Seller’s rights and obligations under the BreitBurn Registration Rights Agreement with respect to the Securities as contemplated by this Agreement, (ii) obligations under the BreitBurn Partnership Agreement applicable to all holders of Common Units generally and (iii) transfer restrictions imposed by applicable Law.

“Person” shall mean any Governmental Authority or any individual, firm, partnership, corporation, joint venture, trust, unincorporated organization or other entity or organization.

ARTICLE 8
Miscellaneous

Section 8.01.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

Section 8.02.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

Section 8.03.  Entire Agreement.  This Agreement (including the Assignment of Registration Rights Agreement and other documents, instruments and agreements expressly contemplated by or incorporated herein) hereto, contain the entire agreement between the Parties solely with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties with respect to such subject matter other than those set forth or referred to herein. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

Section 8.04.  Expenses.  All costs and expenses incurred by each Party in connection with all things required to be done by it hereunder, including attorney’s fees shall be borne by the Party incurring same.

Section 8.05.  Notices.  All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States Mail, facsimile or other similar electronic transmission service to the appropriate address or number as set forth below.  Notices to Seller shall be addressed as follows:

Quicksilver Resources Inc.
801 Cherry Street
Fort Worth, Texas 76102
Attention:  John C. Cirone, Senior Vice President and General Counsel
Facsimilie No.:  (817) 665-5021

or at such other address and to the attention of such other Person as Seller may designate by written notice to Buyer.  Notices to Buyer shall be addressed to:

MTP Energy Infrastructure Finance Master Fund, Ltd.
c/o MTP Energy Management LLC
1603 Orrington Avenue, 13th Floor
Evanston, IL 60201
Attention:  Doug Litowitz, Counsel
Facsimile No.:  (847) 869-2064

or at such other address and to the attention of such other Person as Buyer may designate by written notice to Seller.

Section 8.06.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Neither this Agreement nor the obligations of any Party shall be assignable or transferable by such Party without the prior written consent of the other Party.

Section 8.07.  Headings.  The headings to Articles, Sections and other subdivisions of this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 8.08.  Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each Party.  Any Party may, only by an instrument in writing, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with.  The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 8.09.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.10.  Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby, including the cooperation of the Seller in making any request to BreitBurn pursuant to the BreitBurn Registration Rights Agreement in order to update Registration Statement No. 333-153579 to cover Buyer as a selling stockholder thereunder with respect to all of the Securities.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

SELLER: QUICKSILVER RESOURCES INC., a Delaware corporation

By:	/s/ Glenn Darden
	Name:	Glenn Darden
	Title:	President and Chief Executive Officer

BUYER: MTP ENERGY INFRASTRUCTURE FINANCE MASTER FUND, LTD. By: MTP Energy Management LLC, its Investment Manager By: Magnetar Financial LLC, its Managing Member

By:	/s/ Doug Litowitz
	Name:	Doug Litowitz
	Title:	Counsel